Exhibit 10.1

Reference is made to the Amended and Restated Common Stock Purchase Warrant (the "Amended Warrant") issued to you on March 19, 2008 by IntelGenx Technologies Corp. (the "Company").

The purpose of this letter is to notify you that the exercise price of the Amended Warrant has been adjusted from $1.02 to $0.80 as a result of the private placement completed by IntelGenx on March 27, 2008 (the "Private Placement").

In accordance with Section 3(b) of the Amended Warrant, the adjusted exercise price of $0.80 represents the price of the Company's common stock on the March 27, 2008 closing date of the Private Placement.

Please do not hesitate to contact us should you have any questions or require any additional information.